Exhibit 99.1

National Dentex Corporation Announces Election of New Member to Board of Directors

    WAYLAND, Mass.--(BUSINESS WIRE)--Aug. 20, 2004--National Dentex Corporation (NASDAQ: NADX), one of the largest owner/operators of dental laboratories in the United States, announced that at its meeting on August 18, 2004 it had expanded its Board of Directors from five members to six and elected Mr. Thomas E. Callahan to fill that new position. Mr. Callahan was also elected to serve as a member of the Board's Audit Committee. Mr. Callahan's background and record of accomplishment in senior financial positions, both domestically and internationally, reflects National Dentex Corporation's continued efforts to support and strengthen its corporate governance.
    Mr. Callahan has over 40 years of experience in executive positions within a variety of industries. Most recently, from 1990 to 2001 he served as Senior Vice President and CFO of Welch Foods. During this tenure he was elected to Welch's Board of Directors.
    Mr. Callahan currently serves on the board of directors of Circor International, a NYSE listed company. There he is the chairman of its Compensation Committee and a member of the Audit Committee. He also serves on the Board of Trustees at Tilton School, a private prep school in New Hampshire and is a member of their Audit and Governance Committees, and on the Board of Directors of the Financial Executives International, Boston Chapter.
    Mr. Callahan is a graduate of the University of New Hampshire where he majored in Economics and holds a graduate degree in Finance from Syracuse University.
    National Dentex Corporation serves an active customer base of over 20,000 dentists through dental laboratories located in 29 states. National Dentex's dental laboratories provide a full range of custom-made dental prosthetic appliances, including dentures, crowns and fixed bridges, and other dental specialties.

    This press release contains forward-looking statements within the meaning of the federal securities laws. The Company's actual results could be materially different as a result of a number of factors, including general economic conditions, governmental regulation of health care, trends in the dental industry towards managed care, and other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission.

    CONTACT: National Dentex Corporation
             Richard F. Becker, 508-358-4422